Exhibit 10.4

Execution Version

OMNIBUS AGREEMENT

among

RICE ENERGY INC.,

RICE MIDSTREAM HOLDINGS LLC,

RICE MIDSTREAM PARTNERS LP,

RICE MIDSTREAM MANAGEMENT LLC

and

RICE POSEIDON MIDSTREAM LLC

This OMNIBUS AGREEMENT (“Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein) among Rice Energy Inc., a Delaware corporation (“Rice”), Rice Midstream Holdings LLC, a Delaware limited liability company (“RMH”), Rice Midstream Partners LP, a Delaware limited partnership (the “Partnership”), Rice Midstream Management LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”) and Rice Poseidon Midstream LLC, a Delaware limited liability company (“RPM”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

R E C I T A L S:

1. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, with respect to certain indemnification obligations of the Parties to each other.

2. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article III, with respect to certain general and administrative services to be performed by the Rice Entities (as defined herein) for and on behalf of the Partnership Group (as defined herein) and the Partnership’s reimbursement obligations related thereto.

3. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article IV, with respect to the granting of a license from Rice to the Partnership Group.

4. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article V, with respect to the Partnership Group’s right of first offer with respect to the ROFO Assets (as defined herein).

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I

Definitions

1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.

“Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned by the Applicable Person or an Affiliate of the Applicable Person; (ii) the dissolution or liquidation of the Applicable Person; (iii) the consolidation or merger of the Applicable Person with or into another Person (other than an Affiliate of the Applicable Person), other than any such transaction where (a) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (b) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (iv) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act), other than Rice or its Affiliates, being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation that would not constitute a Change of Control under clause (iii) above.

“Closing Date” means December 22, 2014.

“Confidential Information” means any proprietary or confidential information that is competitively sensitive material or otherwise of value to a Party or its Affiliates and not generally known to the public, including trade secrets, scientific or technical information, design, invention, process, procedure, formula, improvements, product planning information, marketing strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer identities and profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Party or its Affiliates and the consumers, customers, clients and suppliers of any of the foregoing. Confidential Information includes such information as may be contained in or embodied by documents, substances, engineering and laboratory notebooks, reports, data, specifications, computer source code and object code, flow charts, databases, drawings, pilot plants or demonstration or operating facilities, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation (including data in computer or other digital format) of the foregoing; provided, however, that Confidential Information does not include information that a receiving Party can show (A) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement or a duty of confidence, (B) has been furnished or made known to the receiving Party without any obligation to keep it confidential by a third party under circumstances which are not known to the receiving Party to involve a breach of the third party’s obligations to a Party or (C) was developed independently of information furnished or made available to the receiving Party as contemplated under this Agreement.

“Contribution Agreement” means that certain Contribution Agreement, dated as of the Closing Date, among the General Partner, the Partnership, Rice and certain other Rice Entities, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“control,” “is controlled by” or “is under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Covered Environmental Losses” means any and all Losses (including, without limitation, the costs and expenses associated with any Environmental Activity or of any environmental or toxic tort pre-trial, trial or appellate legal, litigation or arbitration work) related to or arising out of or in connection with:

(a) any violation or correction of a violation of any Environmental Law related to the ownership or operation of the Partnership Assets; and

(b) any event, circumstance, action, omission, condition or matter that has an adverse impact on the environment and is associated with or arising from the ownership or operation of the Partnership Assets (including, without limitation, the presence of Hazardous Substances at, on, under, about or migrating to or from the Partnership Assets or the exposure to, or disposal or Release of, Hazardous Substances arising out of the operation of Partnership Assets, including at non-Partnership Asset locations).

“Environmental Activity” means any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (whether active or passive), risk-based closure activities, natural attenuation, restoration, bioremediation, response, repair, cleanup or abatement that is required or necessary under any Environmental Law, including, without limitation, the cost and expense of preparing and implementing any closure, remedial, corrective action, or other plans required or necessary under any Environmental Law, the establishment of institutional or engineering controls and the performance of or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.

“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, ordinances, judgments, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to (a) pollution or protection of the environment, natural resources or workplace health or safety, (b) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substance and (c) the generation, manufacture, processing, distribution, use, recycling, treatment, storage, transport, handling or disposal of any Hazardous Substance, including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Emergency Planning and Community Right-to-Know Act, the Pipeline Safety Improvement Act, the Endangered Species Act, the National Environmental Policy Act, the Occupational Safety and Health Act and other environmental conservation and protection laws, and the regulations promulgated pursuant thereto, and any state or local counterparts, each as amended through and existing on the Closing Date.

“Environmental Permits” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as such term is defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, (b) petroleum, petroleum products and fractions or byproducts thereof, natural gas, crude oil, gasoline, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other petroleum hydrocarbons, whether refined or unrefined, and (c) radioactive materials, asbestos containing materials, radon and polychlorinated biphenyls.

“Indemnified Party” means either one or more members of the Partnership Group or one or more Rice Entities, as the case may be, each in its capacity as a party entitled to indemnification in accordance with Article II hereof.

“Indemnifying Party” means either one or more members of the Partnership Group or Rice, as the case may be, each in its capacity as a party from whom indemnification may be required in accordance with Article II hereof.

“Initial Term” is defined in Section 6.5.

“License” is defined in Section 4.1.

“Limited Partner” is defined in the Partnership Agreement.

“Losses” means all losses, damages, liabilities, injuries, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses of any and every kind or character (including, without limitation, court costs and reasonable attorneys’ and experts’ fees).

“Marks” is defined in Section 4.1.

“Mediation Notice” is defined in Section 6.2(b).

“Name” is defined in Section 4.1.

“Ohio Water System” is defined on Schedule I hereto.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Rice Midstream Partners LP, dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement.

“Partnership Assets” means the assets conveyed, contributed or otherwise transferred, directly or indirectly (including through the transfer of equity interests), or intended to be conveyed, contributed or otherwise transferred, to the Partnership Group pursuant to the Contribution Agreement, including, without limitation, gathering pipelines, offices and related equipment and real estate.

“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.

“Partnership Group Member” means any member of the Partnership Group.

“Party” and “Parties” are defined in the introduction to this Agreement.

“Pennsylvania Water Systems” is defined on Schedule I hereto.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Proposed Transaction” is defined in Section 5.2(a).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.

“Representatives” is defined in Section 6.1(a).

“Retained Assets” means the assets and investments owned by the Rice Entities as of the Closing Date that were not conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement; provided, however, that any Retained Asset shall cease to be a Retained Asset upon its conveyance, contribution or transfer to the Partnership Group after the date hereof.

“Rice Entities” means Rice and any Person controlled, directly or indirectly, by Rice other than the General Partner or a member of the Partnership Group; and “Rice Entity” means any of the Rice Entities.

“ROFO Assets” shall mean the assets included on Schedule I hereto, and “ROFO Asset” means any of the ROFO Assets.

“ROFO Notice” is defined in Section 5.2(a).

“ROFO Response” is defined in Section 5.2(a).

“ROFO Response Deadline” is defined in Section 5.2(a).

“Secondment Agreement” is defined in Section 3.2.

“Services” is defined in Section 3.1.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Transfer” means to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of, whether in one or a series of transactions; provided, however, that in no event shall a Change of Control of Rice be deemed a Transfer.

“Voting Securities” of a Person means securities of any class of such Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person.

ARTICLE II

Indemnification

2.1 Environmental Indemnification.

(a) Subject to the provisions of Sections 2.4 and 2.5, Rice shall indemnify, defend and hold harmless the Partnership Group from and against any Covered Environmental Losses suffered or incurred by the Partnership Group and relating to the Partnership Assets to the extent that the violation, event, circumstance, action, omission, condition or matter giving rise to such Covered Environmental Losses occurred or existed on or before the Closing Date.

(b) Notwithstanding the foregoing, in no event shall Rice have any indemnification obligations under this Agreement with respect to any claims based on additions to or modifications of Environmental Laws enacted or promulgated after the Closing Date.

2.2 Additional Indemnification. In addition to and not in limitation of the indemnification provided under Section 2.1(a), subject to the provisions of Sections 2.4 and 2.5, Rice shall indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group and related to or arising out of or in connection with:

(a) any failure of the Partnership Group to be the owner on the Closing Date of valid and indefeasible easement rights, rights-of-way, leasehold and/or fee ownership interests in and to the lands on which any Partnership Assets are located to the extent that such failure renders the Partnership Group liable to a third party or unable to use or operate the Partnership Assets in substantially the same manner as they were used or operated immediately prior to the Closing Date;

(b) the failure of the Partnership Group to have on the Closing Date any consent, license, permit or approval necessary to allow the Partnership Group to own or operate the Partnership Assets in substantially the same manner that the Partnership Assets were owned or operated immediately prior to the Closing Date;

(c) any event or condition associated with the Retained Assets, whether occurring before, on or after the Closing Date; and

(d) any federal, state or local income tax liabilities attributable to the ownership or operation of the Partnership Assets prior to the Closing Date, including (i) any income tax liabilities of Rice that may result from the consummation of the formation transactions for the Partnership Group and (ii) any income tax liabilities arising under Treasury Regulation Section 1.1502-6 and any similar provision of applicable state, local or foreign law, or by contract, as successor, transferee or otherwise, and which income tax liability is attributable to having been a member of any consolidated, combined or unitary group prior to the Closing Date.

2.3 Indemnification by the Partnership Group. Subject to the provisions of Sections 2.4 and 2.5, the Partnership Group shall indemnify, defend and hold harmless the Rice Entities from and against any Losses (including Covered Environmental Losses) suffered or incurred by the Rice Entities and related to or arising out of or in connection with the ownership or operation of the Partnership Assets after the Closing Date, except to the extent that any member of the Partnership Group is entitled to indemnification hereunder or unless such indemnification would not be permitted under the Partnership Agreement.

2.4 Limitations Regarding Indemnification.

(a) The indemnification obligation set forth in Sections 2.1(a), 2.2(a) and 2.2(b) shall terminate on the third anniversary of the Closing Date and the indemnification obligation set forth in Section 2.2(d) shall terminate on the 30th day after the termination of any applicable statute of limitations; provided, however, that any such indemnification obligation with respect to a Loss shall survive the time at which it would otherwise expire pursuant to this Section 2.4(a) if notice of such Loss is properly given to Rice prior to such time. The indemnification obligations set forth in Sections 2.2(c) and 2.3 shall survive indefinitely.

(b) The aggregate liability of Rice under Section 2.1(a) shall not exceed $15 million.

(c) No claims may be made against Rice for indemnification pursuant to Section 2.1(a) unless the aggregate dollar amount of the Losses suffered or incurred by the Partnership Group exceeds $250,000, after which Rice shall be liable for the full amount of such claims in excess of $250,000, subject to the limitations of Sections 2.4(a) and 2.4(b).

(d) In no event shall Rice be obligated to the Partnership Group under Section 2.1(a) or Section 2.2 for any Losses or income tax liabilities to the extent (i) any insurance proceeds are realized by the Partnership Group, such correlative benefit to be net of any incremental insurance premium that becomes due and payable by the Partnership Group as a result of such claim or (ii) any amounts are recovered by the Partnership Group from third persons.

2.5 Indemnification Procedures.

(a) The Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim for indemnification under this Article II, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim; provided, however, that the Indemnified Party shall not submit claims more frequently than once a calendar quarter (or twice in the case of the calendar quarter in which the applicable indemnity coverage under this Agreement expires) unless such Indemnified Party believes in good faith that such a delay in notice to the Indemnifying Party would cause actual prejudice to the Indemnifying Party’s ability to defend against the applicable claim. Notwithstanding anything in this Article II to the contrary, a delay by the Indemnified Party in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article II, except to the extent that such failure shall have caused actual prejudice to the Indemnifying Party’s ability to defend against the applicable claim.

(b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article II, including, without limitation, the selection of counsel, the determination of whether to appeal any decision of any court and the settlement of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be, and does not include any admission of fault, culpability or a failure to act, by or on behalf of such Indemnified Party.

(c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification under this Article II, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party, at no cost to the Indemnifying Party, of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use commercially reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 2.5. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article II; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(d) The date on which the Indemnifying Party receives notification of a claim for indemnification shall determine whether such claim is timely made.

(e) NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT, IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY OR INDEMNIFIED PARTY WITH RESPECT TO ANY CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT FOR ANY LOST OR PROSPECTIVE PROFITS OR ANY OTHER SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT LOSSES OR DAMAGES FROM ITS PERFORMANCE UNDER THIS AGREEMENT OR FOR ANY FAILURE OR PERFORMANCE HEREUNDER OR RELATED HERETO, WHETHER ARISING OUT OF BREACH OF CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY, OR OTHERWISE, EXCEPT FOR ANY SUCH DAMAGES RECOVERED BY ANY THIRD PARTY AGAINST ANY PARTY IN RESPECT OF WHICH SUCH PARTY WOULD OTHERWISE BE ENTITLED TO INDEMNIFICATION PURSUANT TO THIS ARTICLE II, PROVIDED THAT NO PARTY WILL BE ENTITLED TO INDEMNIFICATION FOR ANY DAMAGES THAT ARE CONTRARY TO APPLICABLE LAW.

ARTICLE III

General and Administrative Services

3.1 Agreement to Provide General and Administrative Services. Until such time as this Agreement is terminated as provided in Section 6.6, Rice hereby agrees to cause the Rice Entities to continue to provide the Partnership Group with certain general and administrative services as set forth on Schedule II hereto and such other general or administrative services as the Partnership and Rice may mutually agree upon from time to time (collectively, the “Services”). Rice shall, and shall cause the Rice Entities to, provide the Partnership Group with such Services in a manner consistent in nature and quality to the services of such type previously provided by Rice Entities in connection with their management of the Partnership Assets prior to their acquisition by the Partnership Group.

3.2 Secondment Agreement. Pursuant to a Secondment Agreement, dated as of the Closing Date (the “Secondment Agreement”), between Rice and the Partnership, Rice has agreed to provide, or cause to be provided, to the Partnership the employees necessary or appropriate to operate, construct, manage and maintain the Facilities (as defined therein) in an efficient and prudent manner. For purposes of clarity, the services provided pursuant to the Secondment Agreement, the terms applicable to the provision of those services, and any reimbursement therefore, shall be governed by the Secondment Agreement and not by this Agreement.

3.3 Reimbursement by Partnership. Subject to and in accordance with the terms and provisions of this Article III and such reasonable allocation and other procedures as may be agreed upon by Rice and the General Partner from time to time, the Partnership hereby agrees to reimburse Rice for all direct and indirect costs and expenses incurred by Rice Entities in connection with the provision of the Services to the Partnership Group, including the following:

(a) any payments or expenses incurred for insurance coverage, including allocable portions of premiums, and negotiated instruments (including surety bonds and performance bonds) provided by underwriters with respect to the Partnership Assets or the business of the Partnership Group;

(b) salaries, bonuses and related benefits and expenses of personnel employed by the Rice Entities who render Services to the Partnership Group, plus general and administrative expenses associated with such personnel; provided, however that any expenses paid or reimbursed by the Partnership Group with respect to a plan that is self-insured by any of the Rice Entities will reflect actual costs incurred rather than premiums paid; and

(c) all expenses and expenditures incurred by the Rice Entities as a result of the Partnership becoming and continuing as a publicly traded entity, including costs associated with annual, quarterly and current reporting, tax return and Schedule K-1 preparation and distribution, independent auditor fees, partnership governance and compliance, registrar and transfer agent fees and director compensation;

it being agreed, however, that to the extent any reimbursable costs or expenses incurred by the Rice Entities consist of an allocated portion of costs and expenses incurred by the Rice Entities for the benefit of both the Partnership Group and the other Rice Entities, such allocation shall be made on a reasonable cost reimbursement basis as determined by Rice.

3.4 Reimbursement Procedures. The Partnership Group will reimburse monthly the Rice Entities for all cash expenditures that the Rice Entities incur or payments the Rice Entities make on behalf of the Partnership Group in connection with providing the Services, as well as for certain other direct or allocated costs and expenses incurred by the Rice Entities on behalf of the Partnership Group. Billings and payments may be accomplished by inter-company accounting procedures and transfers. The Partnership shall have the right to review all source documentation concerning the liabilities, costs, and expenses upon reasonable notice and during regular business hours.

ARTICLE IV

License of Name and Marks

4.1 Grant of License. Subject to the terms and conditions set forth in this Agreement, Rice hereby grants and conveys to each of the entities currently or hereafter comprising a part of the Partnership Group a nontransferable, nonexclusive, royalty-free right and license (“License”) to use, during the term of this Agreement and solely in the conduct of the business of each entity comprising the Partnership Group, the name “Rice” (the “Name”) and any other trademarks, trade names, logos and/or service marks, whether registered or unregistered, owned by Rice which contain the Name (collectively, the “Marks”).

4.2 Ownership and Quality.

(a) The Partnership agrees that all right, title and interest in and to the Name and the Marks and the goodwill relating thereto—including any goodwill accrued as a result of use of the Name or the Marks by any entity comprising the Partnership Group—shall remain solely vested in Rice, and any successor thereto, both during the term of this License and thereafter, and the Partnership further agrees, and agrees to cause the other members of the Partnership Group, never to challenge, contest or question the validity of the Name and Marks, any registration thereof, and/or Rice’s sole ownership of the Name and Marks. In connection with the use of the Name and the Marks, the Partnership and any other member of the Partnership Group shall not in any manner represent that they have any right, title or interest in the Name or the Marks or registration thereof except as set forth herein, and the Partnership, on behalf of itself and the other members of the Partnership Group, acknowledges that the use of the Name and the Marks shall not create in Partnership or other members of the Partnership Group any right, title or interest in or to the Name or the Marks, and all use of the Name and the Marks by the Partnership or any other member of the Partnership Group, shall inure solely to the benefit of Rice. In addition, the Partnership and any other member of the Partnership Group shall not register or attempt to register the Name or the Marks in any jurisdiction. The sole right and authority to register the Name or the Marks shall remain vested in Rice. The License shall be limited to the territory of the United States and shall not include any right to sublicense any rights granted herein.

(b) The Partnership agrees, and agrees to cause the other members of the Partnership Group, to use the Name and Marks in accordance with such quality standards established by or for Rice and communicated to the Partnership from time to time, it being understood that the products and services offered by the members of the Partnership Group immediately before the Closing Date are of a quality that is acceptable to Rice. In the event any entity comprising a part of the Partnership Group or the Partnership is determined by Rice to be using the Name or a Mark in a manner not in accordance with quality standards established by Rice, Rice shall provide written notice of such unacceptable use including the reason why applicable quality standards are not being met. If acceptable proof that quality standards are met is not provided to Rice within thirty (30) days of such notice, the entity’s license to use the Name and the Marks shall terminate and shall not be renewed absent written authorization from Rice.

4.3 In the Event of Termination. In the event of termination of this Agreement, pursuant to Section 6.6 or otherwise, or the termination of the License, the Partnership Group’s right to utilize or possess the Name and Marks licensed under this Agreement shall automatically cease, and no later than ninety (90) days following such termination, (a) the Partnership Group shall cease all use of the Name and Marks and shall adopt trademarks, service marks, and trade names that are not confusingly similar to any of the Name and Marks, provided, however, that any use of the Name and Marks during such 90-day period shall continue to be subject to Section 4.2(b), (b) at Rice’s request, the Partnership Group shall destroy all materials and content upon which any of the Name and Marks continue to appear (or otherwise modify such materials and content such that the use or appearance of the Name and Marks ceases) that are under the Partnership Group’s control, and certify in writing to Rice that the Partnership Group has done so, and (c) each member of the Partnership Group shall change its legal name so that there is no reference therein to the name “Rice,” any name or d/b/a then used by any Rice Entity or any variation, derivation or abbreviation thereof, and in connection therewith, shall make all necessary filings of certificates with the Secretary of State of the State of Delaware and to otherwise amend its organizational documents by such date.

ARTICLE V

Right of First Offer

5.1 Right of First Offer to Purchase Certain Assets Retained by the Rice Entities.

(a) Rice hereby grants to the Partnership Group a right of first offer on any ROFO Asset to the extent that any Rice Entity proposes to Transfer any ROFO Asset (other than to an Affiliate of the Rice Entities who agrees in writing that such ROFO Asset remains subject to the provisions of this Article V and such Affiliate assumes the obligations under this Article V with respect to such ROFO Asset) or enters into any agreement relating to such Transfer or proposed Transfer of any ROFO Asset.

(b) The Parties acknowledge that any Transfer of ROFO Assets pursuant to the Partnership Group’s right of first offer is subject to the terms of all existing agreements with respect to the ROFO Assets and shall be subject to and conditioned on the obtaining of any and all necessary consents of security holders, governmental authorities, lenders or other third parties; provided, however, that Rice represents and warrants that, to its knowledge after reasonable investigation, there are no terms in such existing agreements that would materially impair the rights granted to the Partnership Group pursuant to this Article V with respect to any ROFO Asset.

5.2 Procedures.

(a) If a Rice Entity proposes to Transfer any applicable ROFO Asset (other than to an Affiliate, in accordance with Section 5.1(a)) (a “Proposed Transaction”), Rice shall or shall cause such Rice Entity to, prior to entering into any such Proposed Transaction, first give notice in writing to the Partnership Group (the “ROFO Notice”) of its intention to enter into such Proposed Transaction. The ROFO Notice shall include (i) a description of the ROFO Assets subject to the Proposed Transaction, and (ii) any material terms, conditions and details as would be necessary for a Partnership Group Member to make a responsive offer to enter into the Proposed Transaction with the applicable Rice Entity, which terms, conditions and details shall at a minimum include any terms, condition(s) or details that such Rice Entity would propose to provide to non-Affiliates in connection with the Proposed Transaction. If the Partnership Group decides to purchase the ROFO Assets, the Partnership Group shall have 30 days following receipt of the ROFO Notice (the “ROFO Response Deadline”) to propose an offer to enter into the Proposed Transaction with such Rice Entity (the “ROFO Response”). The ROFO Response shall set forth the terms and conditions (including, without limitation, the purchase price the applicable Partnership Group Member proposes to pay for the ROFO Asset and the other terms of the purchase including, if requested by a Rice Entity, the terms on which the Partnership Group Member will provide services to the Rice Entity to enable the Rice Entity to utilize the applicable ROFO Asset) pursuant to which the Partnership Group would be willing to enter into a binding agreement for the Proposed Transaction. If the ROFO Assets subject to the Proposed Transaction include the Pennsylvania Water System or Ohio Water System, the Partnership shall provide with its ROFO Response a ruling, interpretive guidance or other public statement from the Internal Revenue Service reasonably satisfactory to the Rice Entity that income derived from such system is qualifying income for federal income tax purposes. If no ROFO Response is delivered by the Partnership Group by the ROFO Response Deadline, then the Partnership Group shall be deemed to have decided not to purchase the applicable ROFO Assets, and the Partnership Group shall be deemed to have waived its right of first offer with respect to such ROFO Asset, subject to Section 5.2(c).

(b) If a Rice Entity rejects the ROFO Response or fails to respond to such ROFO Response within thirty (30) days of the receipt thereof, such ROFO Response shall be deemed to have been rejected by such Rice Entity, and the Rice Entity shall not be required to enter into an agreement with the applicable Partnership Group Member regarding the Proposed Transaction. If such Rice Entity accepts the ROFO Response, it will confirm such acceptance in a written notice to the applicable Partnership Group Member upon the terms set forth in the ROFO Response, and, if applicable, the Partnership Group Member shall use commercially reasonable efforts to enter into an agreement with the Rice Entity setting forth the terms on which the Partnership Group Member will provide services to the Rice Entity to enable the Rice Entity to utilize the ROFO Asset. Unless otherwise agreed between Rice and the applicable Partnership Group Member, the terms of the purchase and sale agreement will include the following:

(i) the Partnership Group Member will deliver the agreed purchase price (in cash, Partnership Securities, an interest-bearing promissory note, or any combination thereof);

(ii) Rice will represent that it has title to the ROFO Assets that is sufficient to operate the ROFO Assets in accordance with their intended and historical use, subject to (A) all recorded matters and all physical conditions in existence on the closing date for the purchase of the applicable ROFO Asset and (B) any other such matters as the Partnership Group Member may approve. If the Partnership desires to obtain any title insurance with respect to the ROFO Asset, the full cost and expense of obtaining the same (including but not limited to the cost of title examination, document duplication and policy premium) shall be borne by the Partnership Group Member;

(iii) Rice will grant to the Partnership Group Member the right, exercisable at the Partnership Group Member’s risk and expense prior to the delivery of the ROFO Response, to make such surveys, tests and inspections of the ROFO Asset as the Partnership Group Member may deem desirable, so long as such surveys, tests or inspections occur during normal business hours and do not damage the ROFO Asset or interfere with the activities of Rice;

(iv) the purchase and sale agreement shall terminate if the closing date for the purchase of the ROFO Asset does not occur on or before the date that is 180 days following receipt by Rice of the ROFO Response pursuant to Section 5.2(a);

(v) Rice and the applicable Partnership Group Member shall use commercially reasonable efforts to do or cause to be done all things that may be reasonably necessary or advisable to effectuate the consummation of any transactions contemplated by the purchase and sale agreement, including causing its respective Affiliates to execute, deliver and perform all documents, notices, amendments, certificates, instruments and consents required in connection therewith; and

(vi) the applicable Partnership Group Member shall not have any obligation to buy the applicable ROFO Asset if any of the consents referred to in Section 5.1(b) has not been obtained and the failure to obtain such consent would materially interfere with the use made and proposed to be made of the applicable ROFO Asset by the Partnership Group Member.

(c) If the Partnership Group has not timely delivered a ROFO Response as specified above with respect to a Proposed Transaction that is subject to a ROFO Notice, or if Rice has rejected or is deemed to have rejected a ROFO Response, Rice shall be free to enter into a Proposed Transaction with any third party on terms and conditions that are not more favorable in the aggregate to such third party than those proposed in respect of the Partnership Group in the ROFO Response; provided, if such Proposed Transaction with a third party shall not have been consummated within the later of (A) 180 days after the ROFO Response Deadline, and (B) 10 days after obtaining all necessary consents of security holders, governmental authorities, lenders or other third parties, if any, then the ROFO Notice shall be deemed to have lapsed, and Rice shall not Transfer any of the assets described in the ROFO Notice without complying again with the provisions of this Article IV if and to the extent applicable.

(d) If requested by the Partnership Group and at the Partnership Group’s expense, Rice shall use commercially reasonable efforts to provide or prepare, or cause to be provided or prepared, any audited or unaudited financial statements with respect to any ROFO Assets Transferred pursuant to this Article V to the extent required under Regulation S-X promulgated by the Securities and Exchange Commission or any successor statute.

ARTICLE VI

Miscellaneous

6.1 Confidentiality.

(a) From and after the Closing Date, each of the Parties shall hold, and shall cause their respective Subsidiaries and Affiliates and its and their directors, officers, employees, agents, consultants, advisors, and other representatives (collectively, “Representatives”) to hold all Confidential Information of the other Parties in strict confidence, with at least the same degree of care that applies to such Party’s own confidential and proprietary information and shall not use such Confidential Information except as reasonably necessary for the conduct of its business and shall not release or disclose such Confidential Information to any other Person, except its Representatives or except as required by applicable law. Each Party shall be responsible for any breach of this section by any of its Representatives.

(b) If a Party receives a subpoena or other demand for disclosure of Confidential Information received from any other Party or must disclose to a Governmental Authority any Confidential Information received from such other Party in order to obtain or maintain any required governmental approval, the receiving Party shall, to the extent legally permissible, provide notice to the providing Party before disclosing such Confidential Information. Upon receipt of such notice, the providing Party shall promptly either seek an appropriate protective order, waive the receiving Party’s confidentiality obligations hereunder to the extent necessary to permit the receiving Party to respond to the demand, or otherwise fully satisfy the subpoena or demand or the requirements of the applicable Governmental Authority. If the receiving Party is legally compelled to disclose such Confidential Information or if the providing Party does not promptly respond as contemplated by this section, the receiving Party may disclose that portion of Confidential Information covered by the notice or demand.

(c) Each Party acknowledges that (i) the disclosing Party would not have an adequate remedy at law for the breach by the receiving Party of any one or more of the covenants contained in this Section 6.1 and (ii) Rice would not have an adequate remedy at law for the breach of any one or more of the covenants of the Partnership Group contained in Article IV, and agrees that, in the event of such breach, the disclosing Party or Rice, respectively, may, in addition to the other remedies that may be available to it, apply to a court for an injunction to prevent any further breaches and to enforce specifically the terms and provisions of this Agreement. Notwithstanding any other section hereof, to the extent permitted by applicable law, the provisions of this Section 6.1 and Article IV shall survive the expiration or termination of this Agreement.

6.2 Choice of Law; Mediation; Submission to Jurisdiction.

(a) This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. EACH OF THE PARTIES

HERETO AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000.00 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES (i) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, AND (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS AND TO NOTIFY THE OTHER PARTY OF THE NAME AND ADDRESS OF SUCH AGENT.

(b) If the Parties cannot resolve any dispute or claim arising under this Agreement, then no earlier than 10 days nor more than 60 days following written notice to the other Parties, any Party may initiate mandatory, non-binding mediation hereunder by giving a notice of mediation (a “Mediation Notice”) to the other Parties to the dispute or claim. In connection with any mediation pursuant to this Section 6.2, the mediator shall be jointly appointed by the Parties to the dispute or claim and the mediation shall be conducted in Houston, Texas unless otherwise agreed to by the Parties to the dispute or claim. All costs and expenses of the mediator appointed pursuant to this section shall be shared equally by the Parties to the dispute or claim. The then-current Model ADR Procedures for Mediation of Business Disputes of the Center for Public Resources, Inc., either as written or as modified by mutual agreement of the Parties to the dispute or claim, shall govern any mediation pursuant to this section. In the mediation, each Party to the dispute or claim shall be represented by one or more senior representatives who shall have authority to resolve any disputes. If a dispute or claim has not been resolved within 30 days after the receipt of the Mediation Notice by a Party, then any Party to the dispute or claim may refer the resolution of the dispute or claim to litigation.

(c) Subject to Section 6.2(b), each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any federal or state courts located in Delaware and (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iv) agrees that, to the fullest extent permitted by law, service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 6.3. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties.

6.3 Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postage-paid, and registered or certified with return receipt requested or by delivering such notice in person, by overnight delivery service or by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 6.3.

If to the Rice Entities:

Rice Energy Inc.

400 Woodcliff Drive

Canonsburg, Pennsylvania 15317

Attn: General Counsel

Facsimile: (832) 708-3445

If to the Partnership Group:

Rice Midstream Partners LP

c/o Rice Midstream Management LLC, its General Partner

400 Woodcliff Drive

Canonsburg, Pennsylvania 15317

Attn: General Counsel

Facsimile: (832) 708-3445

6.4 Entire Agreement. This Agreement, together with the Secondment Agreement and the Partnership Agreement, constitute the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

6.5 Term. The initial term of this Agreement will be for a period of ten years, commencing on the Closing Date and ending on the tenth anniversary of the Closing Date (“Initial Term”). At the conclusion of the Initial Term, this Agreement will automatically extend from year-to-year, unless terminated by the Partnership or the General Partner with at least 90 days’ notice prior to the end of such term, as extended.

6.6 Termination of Agreement. Notwithstanding any other provision of this Agreement, if a Change of Control of the General Partner or the Partnership occurs, or the General Partner is removed as the general partner of the Partnership, then this Agreement, other than the provisions set forth in Section 4.3, Article II and this Article VI, may at any time thereafter be terminated by Rice or the Partnership by written notice to the other Parties.

6.7 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

6.8 Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties hereto.

6.9 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof.

6.10 Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

6.11 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

6.12 Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

RICE ENERGY INC.

By:	/s/ Daniel J. Rice IV
Name:	Daniel J. Rice IV
Title:	Chief Executive Officer

RICE MIDSTREAM HOLDINGS LLC

By:	/s/ Daniel J. Rice IV
Name:	Daniel J. Rice IV
Title:	Chief Executive Officer

RICE MIDSTREAM MANAGEMENT LLC

By:	/s/ Daniel J. Rice IV
Name:	Daniel J. Rice IV
Title:	Chief Executive Officer

RICE MIDSTREAM PARTNERS LP

By:	Rice Midstream Management LLC, its general partner

By:	/s/ Daniel J. Rice IV
Name:	Daniel J. Rice IV
Title:	Chief Executive Officer

RICE POSEIDON MIDSTREAM LLC

By:	/s/ Daniel J. Rice IV
Name:	Daniel J. Rice IV
Title:	Chief Executive Officer

Schedule I

ROFO Asset	Owner

1. Gas gathering system in Belmont County, Ohio, upon completion of which expected to consist of aggregate of 49.7 miles of gas gathering pipeline, with associated compressor stations, permits and rights-of-way, associated commercial contracts and other related assets.	Rice Olympus Midstream LLC

2. Fresh water distribution systems in Washington and Greene Counties, Pennsylvania, consisting of permanent buried pipelines, portable surface pipelines and fresh water impoundments, as well as pumping stations, permits and rights-of-way, associated commercial contracts and other related assets (collectively, the “Pennsylvania Water Systems”).	Rice Water Services (PA) LLC

3. Fresh water distribution system in Belmont County, Ohio, consisting of permanent buried pipelines, portable surface pipelines and fresh water impoundments, as well as pumping stations, permits and rights-of-way, associated commercial contracts and other related assets (collectively, the “Ohio Water System”).	Rice Water Services (OH) LLC

Schedule II

1.	Financial and administrative services (including treasury and accounting)

2.	Information technology services

3.	Legal services

4.	Corporate health, safety and environmental services

5.	Human resources services

6.	Procurement services

7.	Corporate engineering services

8.	Business development services

9.	Investor relations and public affairs

10.	Tax matters

11.	Insurance coverage